Exhibit (p)(ii)

INITIAL SUBSCRIPTION AGREEMENT

This Agreement is made as of the 16th day of June , 2022 between Manulife Reinsurance (Bermuda) Ltd. , a Bermuda limited company (“MRBL”), and John Hancock Asset-Based Lending Fund, a Massachusetts trust (the “Fund”).

WHEREAS, the Fund wishes to sell to MRBL , and MRBL wishes to purchase from the Fund, $50,000 of common shares of beneficial interest, $.001 par value per share, of the Fund (2,500 common shares at a purchase price of $20.00 per share (collectively, the “Shares”)); and

WHEREAS, MRBL is purchasing the Shares for the purpose of providing the initial capitalization of the Fund as required by the Investment Company Act of 1940, as amended;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Promptly after the execution of this Agreement, MRBL will wire $50,000 to the Fund in full payment for the Shares.

2.	MRBL agrees that it is purchasing the Shares for investment and has no present intention of reselling the Shares.

Executed as of the date first set forth above.

MANULIFE REINSURANCE (BERMUDA) LTD
By:	/s/ Rachel Derry
Name:	Rachel Derry
Title:	President

JOHN HANCOCK ASSET-BASED LENDING FUND
By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	President